                                                                      EXHIBIT 11

                         CAPSTEAD MORTGAGE CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE*
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       QUARTER ENDED             NINE MONTHS ENDED
                                        SEPTEMBER 30                SEPTEMBER 30
                                  ------------------------     ----------------------
                                     1995          1994           1995       1994
                                  ---------     ----------     ----------  ----------
PRIMARY:
 Average number of common
  shares outstanding                 15,384         15,266         15,337      15,236
 Incremental shares calculated
  using the Treasury Stock
  method                                 24             11             11          34
                                    -------        -------       --------    --------
                                     15,408         15,277         15,348      15,270
                                    =======        =======       ========    ========

Net income                          $21,297        $22,267       $ 54,401    $ 65,766
Less cash dividends paid on
 convertible preferred stock:
 Series A ($0.40 per share)            (230)          (254)          (718)       (796)
 Series B ($0.315 per share)         (9,616)        (9,475)       (28,749)    (28,323)
                                    -------        -------       --------    --------

Net income available to common
 stockholders                       $11,451        $12,538       $ 24,934    $ 36,647
                                    =======        =======       ========    ========

Primary net income per share          $0.74          $0.82          $1.62       $2.40
                                      =====          =====          =====       =====

FULLY DILUTED:
 Average number of common
  shares outstanding                 15,384         15,266         15,337      15,236
 Assumed conversion of
  convertible preferred stock:
  Series A                              526            587            544         608
  Series B                               **             **             **          **
 Incremental shares calculated
  using the Treasury Stock
  method                                 82             11             82          34
                                    -------        -------       --------    --------
                                     15,992         15,864         15,963      15,878
                                    =======        =======       ========    ========

Net income                          $21,297        $22,267       $ 54,401    $ 65,766
Less cash dividends paid on
 the Series B Preferred Stock        (9,616)        (9,475)       (28,749)    (28,323)
                                    -------        -------       --------    --------

Net income                          $11,681        $12,792       $ 25,652    $ 37,443
                                    =======        =======       ========    ========

Fully diluted net income per share    $0.73          $0.81          $1.61       $2.36
                                      =====          =====          =====       =====


* NOT ADJUSTED FOR THE 3-FOR-2 COMMON STOCK SPLIT PAYABLE ON NOVEMBER 15, 1995 TO STOCKHOLDERS OF RECORD ON OCTOBER 30, 1995.
** THE SERIES B PREFERRED STOCK IS NOT CONSIDERED CONVERTIBLE FOR PURPOSES OF
   CALCULATING FULLY DILUTED NET INCOME PER SHARE AS IT IS CURRENTLY
   ANTIDILUTIVE.